SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                               BANK UNITED CORP.
               (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                               BANK UNITED CORP.
                             3200 SOUTHWEST FREEWAY
                                   SUITE 2000
                           HOUSTON, TEXAS 77251-1370

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

     To the Stockholders of Bank United Corp.:

          The Annual Meeting of Stockholders (the "Meeting") of Bank United Corp., a Delaware corporation (the "Company"), will be held on Thursday, March 6, 1997, at 10:00 a.m., at The Renaissance Houston Hotel, No. 6 Greenway Plaza East, Houston, Texas for the following purposes:

          (1) To elect four members to the Board of Directors to serve for a three-year term as Class I Directors;

          (2) To consider and act upon a proposal to ratify the reappointment of the firm of Deloitte & Touche LLP as the Company's auditors for the fiscal year ending September 30, 1997; and

          (3) To transact such other business as may properly come before the Meeting and any adjournment thereof.

          Stockholders entitled to notice of and to vote at the Meeting were determined as of the close of business on January 27, 1997, the record date fixed by the Board of Directors for such purpose. A list of stockholders entitled to vote at the Meeting will be available to any stockholder, for any purpose relevant to the Meeting, for ten days before the Meeting, from 8:30 a.m. to 5:00 p.m. at the Company's Houston offices at 3200 Southwest Freeway, Suite 1600, Houston, Texas.

                                                By Order of the Board of
                                                Directors

                                            /s/ RANDOLPH C. HENSON
                                                Randolph C. Henson
                                                SECRETARY

      February 3, 1997
--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE REQUESTED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING STAMPED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.
--------------------------------------------------------------------------------

                               BANK UNITED CORP.
                             3200 SOUTHWEST FREEWAY
                                   SUITE 2000
                           HOUSTON, TEXAS 77251-1370

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                                February 3, 1997

     The accompanying proxy is solicited by the Board of Directors of Bank United Corp., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, March 6, 1997, at 10:00 a.m. at The Renaissance Houston Hotel, No. 6 Greenway Plaza, East, Houston, Texas, and at any adjournments thereof (the "Meeting"). This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about February 3, 1997.

     Only holders of record of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), as of the close of business on January 27, 1997 are entitled to notice of and to vote at the Meeting. As of that date, 28,354,276 shares of Class A Common Stock were issued and outstanding. The shares of Class A Common Stock are the only outstanding voting securities of the Company. Each share of Class A Common Stock outstanding as of the record date will be entitled to one vote on each matter to properly come before the Meeting, and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice to the Secretary of the Company at any time before it is exercised or, if a stockholder is present at the Meeting, he or she may revoke his or her proxy by voting his or her shares personally at the Meeting.

     The persons named as attorneys in the proxy are officers of the Company. All properly executed proxies received by the Company prior to or at the Meeting will be voted in accordance with the specifications made thereon. Proxies on which no specification has been made will be voted (i) FOR the election to the Board of Directors of the nominees named herein and (ii) FOR the reappointment of Deloitte & Touche LLP as the Company's auditors for the fiscal year ended September 30, 1997.

     The Board of Directors knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote may properly be taken, shares represented by all proxies received by the Board of Directors may be voted with respect thereto in accordance with the judgment of the persons named therein.

     The presence in person or by proxy of the holders of a majority of the shares of Class A Common Stock outstanding as of the record date will constitute a quorum. The affirmative vote of a majority of the shares of Class A Common Stock represented at the Meeting, in person or by proxy, will be necessary to ratify the reappointment of Deloitte & Touche LLP as the Company's auditors for the fiscal year ending September 30, 1997. Directors will be elected by plurality. Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy or to withhold authority with respect to any other matters submitted to a vote of the stockholders. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals and will be counted as present for purposes of determining a quorum regarding the item on which the abstention is voted. Since the proposal to ratify the appointment of Deloitte & Touche LLP as auditors for the Company requires the approval of a majority of the shares of Class A Common Stock represented at the Meeting, abstentions on these items will have the effect of a negative vote. Under the rules of the National Association of Securities Dealers, Inc., brokers who hold shares in street name have the authority to vote on certain items when they have not received instructions from beneficial owners. However, brokers that do not receive instructions are entitled to vote on the election of directors and the ratification of auditors. With respect to any other proposals, no broker may vote shares held for customers without specific instructions from such

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
customers. Under applicable Delaware law, a broker non-vote will not count as a vote for or against the proposals, and will not be included in calculating the number of votes necessary for approval of such matters.

     An Annual Report to Stockholders, containing consolidated financial statements for the fiscal year ended September 30, 1996, is being mailed contemporaneously with this Proxy Statement to all stockholders as of the record date.

     The cost of soliciting proxies will be borne by the Company. The Company has engaged Corporate Investors Communications to assist in the solicitation of proxies, and will pay that firm a fee for such services estimated to be approximately $3,500. In addition to soliciting stockholders by mail, the Company may request banks and brokers to solicit their customers who have stock of the Company registered in the name of the nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

                             ELECTION OF DIRECTORS

DIRECTORS

     The Board of Directors of the Company consists of 12 members and is divided into three classes. The members of each class are elected for a term of three years with one class being elected annually. Each director of the Company is also a director of Bank United, a federally chartered savings bank (the
"Bank"). The following table sets forth certain information with respect to the directors of the Company, including information regarding their ages and when they became directors.

                                        DIRECTOR OF    DIRECTOR OF
                                        THE COMPANY      THE BANK        TERM
                NAME             AGE       SINCE          SINCE        EXPIRES
------------------------------   ---    -----------    ------------    --------
Lewis S. Ranieri, Chairman....   50         1988           1988          1997
Barry C. Burkholder...........   56         1996           1991          1997
Lawrence Chimerine............   56         1996           1990          1997
David M. Golush...............   52         1996           1988          1998
Paul M. Horvitz...............   61         1996           1990          1999
Alan E. Master................   57         1996           1995          1997
Anthony J. Nocella............   55         1996           1990          1998
Salvatore A. Ranieri..........   48         1988           1988          1998
Scott A. Shay.................   39         1988           1988          1999
Patricia A. Sloan.............   53         1996           1988          1999
Michael S. Stevens............   46         1996           1996          1999
Kendrick R. Wilson III........   50         1996           1988          1998

     Prior to the Company's public offering in August 1996, the Board of Directors acted by unanimous written consent in lieu of a meeting. During August and September of 1996, the Board of Directors of the Company held three meetings. Each of the Directors attended at least 75% of the meetings of the Board of Directors and each Committee on which he or she serves held subsequent to the Company's public offering except Mr. Wilson, who was unable to attend any of the meetings, and Ms. Sloan and Messrs. Nocella and Golush, who each missed one meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors has established two committees: an Audit Committee and a Compensation Committee. The Board of Directors does not currently have a standing nominating committee. The following is a brief description of the committees of the Board of Directors:

     AUDIT COMMITTEE. The Audit Committee meets with management to consider the adequacy of the internal controls and the objectivity of financial reporting. The Audit Committee also meets with the independent auditors and with appropriate financial personnel and internal auditors of the Company regarding these matters. The Audit Committee recommends to the Board the appointment of the independent auditors, subject to ratification by the stockholders at the annual meeting. Both the internal auditors and the independent auditors periodically meet alone with the Audit Committee and have unrestricted access to the Audit Committee. The Audit Committee

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
consists of Messrs. Master and Chimerine and Dr. Horvitz, none of whom is an employee of the Company, with Dr. Horvitz serving as Chair.

     COMPENSATION COMMITTEE. The Compensation Committee's functions include administering management incentive compensation plans and making recommendations to the Board with respect to the compensation of directors and officers of the Company. The Compensation Committee also supervises the Company's employee benefit plans. The Compensation Committee consists of all directors except Mr. Burkholder and Mr. Nocella, with Mr. Lewis Ranieri serving as Chair.

     To the extent that any permitted action taken by the Company Board conflicts with action taken by the Compensation Committee, the Company Board action shall control. Mr. Burkholder and Mr. Nocella have recused themselves from Board deliberations regarding their compensation and it is anticipated that this practice will continue.

COMPENSATION OF DIRECTORS

     Each director, except Mr. Burkholder and Mr. Nocella, who are employees of the Bank, receives a single annual retainer ("Annual Retainer") of $25,000 for service on the boards of directors of Company and the Bank. All non-employee directors also receive a fee of $1,000 for each in person meeting of the Board of Directors of the Company that they attend and a fee of $500 for each telephonic meeting of the Board and each meeting of any Committee of the Board that they attend. The chair of the Audit Committee receives an additional annual retainer of $2,000. Directors who are employees of the Company or any subsidiary do not receive additional compensation for service as directors, including participation in the Director Stock Plan. See also "Executive Officer Compensation -- The Director Stock Compensation Plan", " -- Directors Supplemental Savings Plan" and "Security Ownership of Certain Beneficial
Owners and Management -- Certain Relationships and Related Transactions".

DIRECTORS TO BE ELECTED AT THE MEETING

     The four nominees for Class I director, Messrs. Lewis Ranieri, Burkholder, Chimerine and Master are presently serving as directors of the Company. Each of the nominees for director has consented to serve for a new term if elected. In the event that any nominee for any reason should become unavailable for election, proxies will be voted for a nominee or nominees designated by the Board of Directors.

     LEWIS S. RANIERI. Mr. Ranieri is the Chairman of the Company. He was also the President and Chief Executive Officer ("CEO") of the Company and Chairman of the Bank from 1988 until July 15, 1996. Mr. Ranieri is the Chairman and CEO of Ranieri & Co., positions he has held since founding Ranieri & Co. in 1988. Mr. Ranieri is a founder of Hyperion Partners L.P., a Delaware limited partnership ("Hyperion Partners"), and of Hyperion Partners II L.P., a
Delaware limited partnership ("Hyperion Partners II"). He is also Chairman of Hyperion Capital Management, Inc., a registered investment advisor ("Hyperion Capital") and The Hyperion Total Return Fund, Inc. He is director of the Hyperion 1999 Term Trust, Inc., the Hyperion 1997 Term Trust, Inc., the Hyperion 2002 Term Trust, Inc. and Hyperion 2005 Investment Grade Opportunity Trust, Inc. Mr. Ranieri is also Chairman and President of various other indirect subsidiaries of Hyperion Partners and Hyperion Partners II. Along with his brother, Salvatore A. Ranieri, and Scott A. Shay, Mr. Ranieri controls the general partner of Hyperion Partners. Along with Mr. Shay, Mr. Ranieri controls the general partner of Hyperion Partners II, an investment partnership formed to make investments primarily in the financial and real estate sectors of the economy. He is a director of Delphi Financial Group, Inc. and also serves as Chairman of the Board and a director of American Marine Holdings, Inc. ("American Marine").

     Mr. Ranieri is a former Vice Chairman of Salomon Brothers Inc
("Salomon"), where he was employed from 1968 to 1987, and was one of the principal developers of the secondary mortgage market. While at Salomon, Mr. Ranieri helped to develop the capital markets as a source of funds for housing and commercial real estate and to establish Salomon's then leading position in the mortgage backed securities area. He is a member of the National Association of Home Builders Mortgage Roundtable.

     Mr. Ranieri is a Trustee for the Parish of Our Lady of the Rosary/Shrine of St. Elizabeth Ann Seton and the Environmental Defense Fund. Mr. Ranieri is also a director of the Peninsula Hospital Center in Queens, New York. Mr. Ranieri received his Bachelor of Arts degree from St. John's University.

     BARRY C. BURKHOLDER. Mr. Burkholder has been the President and CEO of the Company since July 15, 1996, and has held similar positions with the Bank since joining it on April 10, 1991. Since July 15, 1996, Mr. Burkholder has also been Chairman of the Bank. Prior to joining the Bank, Mr. Burkholder was employed at Citicorp/Citibank for 15 years. Mr. Burkholder became associated with Citicorp through its then newly formed Consumer Services Group in 1976, and then became a member of its International Staff. Mr. Burkholder moved to Citibank Savings in London where he was named Chairman and Managing Director in 1977. Mr. Burkholder returned to the United States in 1981 to become President of Citicorp Person-to-Person, now part of Citicorp Mortgage, Inc., a nationwide mortgage lending business with related mortgage banking, servicing, and insurance activities. In 1984, he was named Chairman and CEO of Citibank Illinois, and two years later became Central Division Executive for the U.S. Consumer Bank. As Central Division Executive, Mr. Burkholder was responsible for Citicorp's consumer banking activities in the Midwest and Southeast. Mr. Burkholder began his career at Ford Motor Company in the financial planning area and moved to Certain-teed Corporation where his last position prior to joining Citicorp was as President of its real estate development subsidiary. Mr. Burkholder received a B.S. and an M.B.A. from Drexel University. Mr. Burkholder is a Member of the Thrift Institutions Advisory Council of the Federal Reserve System. He is President of the Houston Symphony and serves on the Board of Trustees of the Texas Gulf Coast United Way.

     LAWRENCE CHIMERINE, PH.D. Dr. Chimerine has served as President of his own economic consulting firm, Radnor Consulting Services, since 1990. He is currently also the Managing Director and Chief Economist of the Economic Strategy Institute in Washington, D.C. Dr. Chimerine served as Chairman and Chief Executive Officer of the WEFA Group from 1987 to 1990 and of Chase Econometrics from 1979 to 1987, both of which provide economic consulting. He was manager of economic research for the IBM Corporation from 1965 to 1979. Dr. Chimerine received a B.S. from Brooklyn College and a Ph.D. from Brown University.

     ALAN E. MASTER. Mr. Master began his career with Chemical Bank in 1961 as a commercial lending officer, became a Branch Office Head, and worked on start-ups or clean-ups of banks in Miami, Florida. In 1973, he joined Barnett Banks of Florida ("Barnett") and led a unit of Barnett formed from the reorganization and merger of five subsidiaries of Barnett. In 1977, he became President, CEO, and Chief Financial Officer, and in 1978 was elected Vice Chairman, of United Americas Bank of New York. Mr. Master joined The Merchants Bank of New York in 1979 as Executive Vice President and was elected a director in 1980. In 1983, Mr. Master joined Ensign Bank FSB in New York City as President and CEO. In 1991, Mr. Master established a consulting practice specializing in the financial services and banking sectors. Mr. Master has served on the Board of Trustees of the Hyperion Government Mortgage Trust II, has participated in meetings of the Advisory Board of Hyperion Partners and Hyperion Partners II, is a past member of the Advisory Board of the Johnson Graduate School of Management of Cornell University and joined PaineWebber Incorporated in April 1996. Mr. Master received a B.A. from Cornell University and has completed course work in finance and accounting at the New York University Graduate School of Business Administration.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

DIRECTORS WHOSE TERMS EXTEND BEYOND THE MEETING

     DAVID M. GOLUSH. Mr. Golush is a Managing Director of Ranieri & Co., with which he has been associated since the firm's founding in 1988. He is a director of Transworld Home Healthcare, Inc., as well as an officer of direct and indirect subsidiaries of Hyperion Partners and Hyperion Partners II, and has an economic interest in Hyperion Partners and Hyperion Partners II. Mr. Golush was employed by Salomon from 1972 to 1987 and was a Vice President from 1975. From 1984 to 1987, he was Chief Administrative Officer of Salomon's Mortgage and Real Estate Department. From 1966 to 1972, he held positions in public accounting and private industry. He has been a certified public accountant in New York since 1972. Mr. Golush received a B.B.A. from the University of Cincinnati. He is Treasurer of the New York Police & Fire Widows' & Children's Benefit Fund, Inc. and a member of the board of the Jewish Federation of Central New Jersey.

     PAUL M. HORVITZ, PH.D. Dr. Horvitz has been on the faculty of the University of Houston since 1977, and holds the University's Judge James Elkins Chair of Banking and Finance. From 1967 to 1977, Dr. Horvitz held positions as Assistant Director of Research, Director of Research and Deputy to the Chairman at the FDIC. Prior to joining the FDIC he was an economist at the Federal Reserve Bank of Boston and the Office of Comptroller of the Currency. From 1983 to 1990, Dr. Horvitz was a member of the Board of Directors of the FHLB Dallas, and in 1986 and 1987 he was a member of the Federal Savings and Loan Advisory Council. He is currently a director of the Pulse EFT Association, and a member of the Shadow Financial Regulatory Committee. Dr. Horvitz received a B.A. from the University of Chicago, an M.B.A. from Boston University, and a Ph.D. from Massachusetts Institute of Technology.

     ANTHONY J. NOCELLA. Mr. Nocella has been the Executive Vice President and Chief Financial Officer of the Company since June 27, 1996, and has held those same positions with the Bank since joining it in July 1990. He manages the Financial Markets and Commercial Banking Groups of the Bank. From 1988 to 1990, Mr. Nocella provided consulting services to the Bank as President of Nocella Management Company, a firm that specialized in asset and liability management consulting for financial institutions. From 1981 to 1987, Mr. Nocella served as Executive Vice President and Chief Financial Officer of Meritor Financial Group, as well as President of the Company's commercial banking/financial markets arm, Meritor Financial Markets ("Meritor"). During his 13 years at Meritor (1974-1987), he also served as President of PSFS Management Company, Inc., the holding company of The Philadelphia Saving Fund Society, the nation's largest savings institution at the time. Mr. Nocella's other positions have included Controller and Director of Financial Services for American Medicorp (now Humana), Managing Auditor and Consultant for KPMG Peat Marwick and adjunct professor of finance at St. Joseph's University and Drexel University. Mr. Nocella, a Certified Public Accountant, received an undergraduate degree in accounting from LaSalle University and an M.B.A. in computer science and finance from Temple University. He also completed the graduate Bank Financial Management Program of the Wharton School at the University of Pennsylvania. Mr. Nocella is the President and a director of the Community Bankers Association of Southeast Texas, a delegate and member of the Mortgage Finance and Accounting Committees of the America's Community Bankers, a director of the Texas Community Bankers Association, and delegate and past President of the Financial Executives Institute.

     SALVATORE A. RANIERI. Mr. Ranieri is the General Counsel and a Managing Director of Ranieri & Co. He was also the Vice President, Secretary and General Counsel of the Company from 1988 until July 15, 1996. He is a director of Hyperion Capital, as well as of various other direct and indirect subsidiaries of Hyperion Partners. Along with his brother, Lewis S. Ranieri, and Scott A. Shay, Mr. Ranieri controls the general partner of Hyperion Partners. He is also a director of American Marine. Mr. Ranieri was one of the original founders of Ranieri & Co. and of Hyperion Partners. Prior to joining Ranieri & Co., he had been President of Livia Enterprises, Inc., a private venture capital and real estate investment company that oversaw investments in the real estate, construction, and manufacturing sectors. In addition to his business experience, Mr. Ranieri is also a lawyer. During his career, his practice has included the areas of corporate, litigation, real estate and regulatory matters. Until 1984, he had been a member of a law firm in New York City. He is admitted to practice law in New York and various federal courts. He received his Bachelor of Arts degree from New York University and his Juris Doctor degree from Columbia University School of Law.

     SCOTT A. SHAY. Mr. Shay has been a Managing Director of Ranieri & Co. since its formation in 1988. He was also a Vice President of the Company from 1988 until July 15, 1996. Mr. Shay is a founder of Hyperion Partners and Hyperion Partners II. Mr. Shay is currently a director of Hyperion Capital and Transworld Home Healthcare, Inc., as well as an officer or director of other direct and indirect subsidiaries of Hyperion Partners and Hyperion Partners II. Along with Lewis S. Ranieri and Salvatore A. Ranieri, Mr. Shay controls the general partner of Hyperion Partners. Along with Mr. Lewis S. Ranieri, Mr. Shay controls the general partner of Hyperion Partners II. Prior to joining Ranieri & Co., Mr. Shay was a director at Salomon where he was employed from 1980 to 1988. Mr. Shay was involved with Salomon's thrift mergers and acquisitions practice and with mortgage banking financing and mergers and acquisitions. Mr. Shay also worked on acquisitions of real estate investment trusts while at Salomon. Mr. Shay graduated Phi Beta Kappa from Northwestern University with a B.A. degree in economics and received a Master of Management degree with distinction from Northwestern's

Kellogg Graduate School of Management. Mr. Shay currently serves as a member of the board and was President of Hillel of New York from 1990 until June 30, 1992. He is also on the board of UJA-Federation of New York.

     PATRICIA A. SLOAN. Ms. Sloan is a Managing Director of Ranieri & Co. and has an economic interest in Hyperion Partners and Hyperion Partners II. She is also a director of certain funds managed by Hyperion Capital Management, including Hyperion 1999 Term Trust, Inc., Hyperion 1997 Term Trust, Inc., Hyperion 2002 Term Trust, Inc., Hyperion Investment Grade Opportunity Term Trust, Inc., and the Hyperion Total Return Fund, Inc. Prior to joining Ranieri & Co. in 1988, Ms. Sloan was employed at Salomon from 1972 to 1988, where she served as director of Salomon's Financial Institutions Group. Prior to joining Salomon, Ms. Sloan was employed at Bache & Co., Inc. from 1965 to 1972. Ms. Sloan received a B.A. from Radcliffe College and an M.B.A. from Northwestern University.

     MICHAEL S. STEVENS. Mr. Stevens has been a Director of the Company since August 1996, and a Director of the Bank since October 1996. Mr. Stevens is Chairman of Michael Stevens Interests, Inc. In 1981, Mr. Stevens founded the companies that now constitute this real estate investment and management company. Since its inception, the firm has developed, acquired, or managed over 70 real estate projects valued at over $300 million and representing over 8.5 million square feet of building area and apartment units. From 1974 to 1981, Mr. Stevens was an executive, board member, and significant shareholder of Insyte Corporation, a diversified public holding company with extensive real estate interests, and from 1973 to 1974, he was an Associate of John McClelland and Associates, a financial consulting firm. Mr. Stevens currently serves as first Assistant to the Mayor of the City of Houston on Housing and Inner-City Revitalization, as well as the President of the Housing Finance Corporation for the City of Houston. He plays a major role in leading Houston's affordable housing program, HOMES FOR HOUSTON. Mr. Stevens serves as Chair of the Houston International Sports Committee, a non-profit organization working to bring the Olympic Games to Houston, and he is a deacon at Second Baptist Church. He graduated from the University of Houston in 1973 with a Bachelors of Business Administration.

     KENDRICK R. WILSON III. Mr. Wilson currently is a Managing Director and head of investment banking of Lazard Freres & Co. LLC ("Lazard Freres"), a New York-based investment banking firm. Prior to his joining Lazard Freres in 1990, Mr. Wilson served as President of Ranieri & Co. from March 1988 to December 1989, and Senior Executive Vice President for E.F. Hutton from April 1987 to February 1988. Mr. Wilson was also employed at Salomon from June 1978 to April 1987, where he became a Managing Director. Mr. Wilson has an economic interest in Hyperion Partners. He is a director of ITT Corporation, Black Rock Asset Investors, American Marine, American Buildings Company, Inc., and Meigher Communications, Inc. Mr. Wilson received a B.A. from Dartmouth College and an M.B.A. from Harvard Business School.

     Mr. Lewis Ranieri and Mr. Salvatore Ranieri are brothers. No other director or executive officer is related to any other director or executive officer by blood, marriage, or adoption. There are no existing arrangements or understandings between a director and any other person pursuant to which such person was elected a director.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended
("Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("Commission") and the NASDAQ initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the forms received by it and written representations from certain reporting persons that they were not required to file Forms 5 for the fiscal year ended September 30, 1996, the Company believes that during the year ended September 30, 1996, all filing requirements applicable to the Company's officers, directors and greater than 10% stockholders were met.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of the record date, the outstanding capital stock of the Company consisted of 28,354,276 shares of Class A Common Stock, which entitles the holder thereof to one vote per share on each matter on which the stockholders of the Company are entitled to vote, and 3,241,320 shares of Class B Common Stock, par value $0.01 per share ("Class B Common Stock"), which have no voting rights. Shares of Class B Common Stock are convertible, at the election of the holder thereof, into shares of Class A Common Stock, subject to certain restrictions set forth in the Certificate and the Letter Agreements (as defined herein). Conversion of such shares of Class B Common Stock by a holder thereof to shares of Class A Common Stock has the effect of diluting the voting power of the existing holders of Class A Common Stock and increasing the voting power of such holder commensurately.

     The following table sets forth information, as of the record date, about certain persons who own beneficially more than 5% of the Company's voting stock. The Restated Certificate of Incorporation of the Company (the "Certificate"), the Letter Agreements and certain management stock grant agreements relating to options granted with respect to shares of Class B Common Stock impose certain restrictions on the ability of holders to convert their shares of Class B Common Stock into Class A Common Stock and generally prohibit any holder, other than the holders of the currently outstanding shares of Class A Common Stock, from converting shares of Class B Common Stock into Class A Common Stock if after giving effect to such conversion such holder would become the beneficial owner of more than 9.9% of the then outstanding shares of Class A Common Stock. In addition, under the terms of the Certificate and the Letter Agreements, the shares of Class B Common Stock owned by The Equitable Life Assurance Society of the United States, Equitable Variable Life Insurance Company and The Prudential Insurance Company of America are subject to additional conversion restrictions.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                                                                     AMOUNT AND NATURE
                                                                       OF BENEFICIAL        PERCENT OF
  NAME AND ADDRESS OF BENEFICIAL OWNER        TITLE OF CLASS             OWNERSHIP            CLASS
----------------------------------------   ---------------------     -----------------     ------------
The Prudential Insurance Company
  of America............................   Class B Common Stock*         2,441,137              7.7
  c/o The Prudential Capital Group
  100 Mulberry Street
  Five Gateway Center Four
  Newark, NJ 07102

LW-SP1, L.P. and LW-SP2, L.P............    Class A Common Stock         2,146,748              6.8
  1201 Elm Street, Suite 5400
  Dallas, TX 75270

------------

* Subject to certain restrictions set forth in the Letter Agreement, each share of Class B Common Stock is convertible, at the option of the holder, into one share of Class A Common Stock.

     Under the terms of the Letter Agreements, The Prudential Insurance Company of America may sell its shares of Common Stock beginning August 14, 1999 and LW-SP1, L.P. and LW-SP2, L.P. may sell a limited number of their shares beginning August 8, 1998 and the balance on August 14, 1999.

  SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information, as of the date hereof, regarding the shares of Class A Common Stock beneficially owned by each director and executive officer set forth in the Summary Compensation Table below and all of the directors and executive officers of the Company as a group.

                        SECURITY OWNERSHIP OF MANAGEMENT

                                           NUMBER OF SHARES
                                             AND NATURE OF         PERCENT
                NAME                    BENEFICIAL OWNERSHIP(1)    OF CLASS
-------------------------------------   -----------------------    --------
Lewis S. Ranieri, Chairman...........          1,283,067(2)           4.53%
Barry C. Burkholder..................            139,455                 *
Lawrence Chimerine...................              6,138                 *
David M. Golush......................            342,340              1.21
Paul M. Horvitz......................              4,138                 *
Alan E. Master.......................              1,530(3)              *
Anthony J. Nocella...................             43,614                 *
Salvatore A. Ranieri.................            759,543(4)           2.68
Scott A. Shay........................            764,820(5)           2.70
Patricia A. Sloan....................            156,745                 *
Michael S. Stevens...................               --                   *
Kendrick R. Wilson III...............            227,311(6)              *
Ronald D. Coben......................              6,791                 *
Leslie H. Green......................              6,791                 *
Jonathon K. Heffron..................             43,614                 *
Directors and executive officers as a
  group (18 persons).................          3,805,294             13.42%

------------

  * Percentages do not exceed 1% of the issued and outstanding shares.

 (1) Calculated in accordance with Rule 13d-3 under the Exchange Act. Nature of beneficial ownership is direct unless indicated otherwise by footnote. Beneficial ownership of shares owned indirectly arises from shared voting and investment power, unless otherwise indicated.

 (2) Includes 1,210,933 shares held by LSR Hyperion Corp., a corporation that is wholly owned by Mr. Ranieri; 43,403 shares owned by Hyperion Funding Corp., a corporation of which Mr. Ranieri is a stockholder and a director; and 19,506 shares held by Ranieri Bros. Shay & Co., Inc., a corporation, of which Mr. Ranieri is a stockholder and a director. Excludes 608 shares held as custodian for minors, as to which Mr. Ranieri disclaims beneficial ownership.

 (3) Includes 1,380 shares held by Mr. Master's wife.

 (4) All shares are held by SAR Hyperion Corp., a corporation that is wholly owned by Mr. Ranieri. Excludes 6,078 shares held as custodian for a minor, as to which Mr. Ranieri disclaims beneficial ownership.

 (5) Includes 759,453 shares held by SAS Hyperion Corp., a corporation that is wholly owned by Mr. Shay.

 (6) All shares are held by KRW Hyperion Corp., a corporation that is wholly owned by Mr. Wilson.

MANAGEMENT OWNERSHIP OF BANK PREFERRED STOCK

     The following table sets forth with respect to the Bank's Preferred Stock, Series A and Series B, as of the date hereof: (i) shares beneficially owned by all directors; (ii) each of the executive officers named in the Summary Compensation Table set forth herein; and (iii) shares beneficially owned by all directors, and executive officers as a group.

                  MANAGEMENT OWNERSHIP OF BANK PREFERRED STOCK

                                                      SERIES A                                  SERIES B
                                        ------------------------------------      ------------------------------------
                                           NUMBER OF SHARES                          NUMBER OF SHARES
                                             AND NATURE OF          PERCENT            AND NATURE OF          PERCENT
                NAME                    BENEFICIAL OWNERSHIP(1)    OF CLASS       BENEFICIAL OWNERSHIP(1)    OF CLASS
-------------------------------------   -----------------------    ---------      -----------------------    ---------
Lewis S. Ranieri, Chairman...........               --                *                       --                *
Barry C. Burkholder..................             8,000               *                       --                *
Lawrence Chimerine...................             1,000               *                     1,000               *
David M. Golush......................             2,100               *                       --                *
Paul M. Horvitz......................               400(2)            *                       --                *
Alan E. Master.......................               600               *                     2,000               *
Anthony J. Nocella...................             1,000               *                     2,000               *
Salvatore A. Ranieri.................               --                *                       --                *
Scott A. Shay........................               --                *                       --                *
Patricia A. Sloan....................               --                *                       --                *
Michael S. Stevens...................               --                *                       --                *
Kendrick R. Wilson III...............               --                *                       --                *
Ronald D. Coben......................               200               *                       --                *
Leslie H. Green......................             1,000               *                     1,000               *
Jonathon K. Heffron..................             1,400(3)            *                       --                *
Directors and executive officers as a
  group (18 persons).................            16,070               *                    10,000               *

------------

 * Percentages do not exceed 1% of the issued and outstanding shares.

(1) Calculated in accordance with Rule 13d-3 under the Exchange Act. Nature of beneficial ownership is direct unless indicated otherwise by footnote.

(2) Includes 200 shares held directly and 200 shares held by Dr. Horvitz's spouse.

(3) Includes 1,000 shares held directly and 400 shares held as custodian for Mr. Heffron's minor children.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Bank may from time to time make home mortgage or consumer loans to directors, officers, and employees. Any such loan will be made in the ordinary course of business, and on the same terms and conditions, including interest rates and collateral, as those of comparable transactions prevailing at the time with non-affiliated parties. The Bank had no loans to directors or executive officers outstanding in fiscal 1996, 1995 or 1994.

     Historically, expenses paid to related parties were for (i) services provided in connection with hedging and asset and liability management strategies, and (ii) services provided in connection with the management and marketing of real estate properties. No such expenses were incurred in fiscal 1996, 1995 or 1994. At September 30, 1996, 1995 and 1994, the Company and the Bank had no outstanding receivables from or payables to related parties other than those related to participation in the filing of the consolidated tax return and there are no loans outstanding to directors, executive officers, or principal holders of the Company's equity securities.

     As a general benefit to all full-time employees with at least six months of service (excluding executive officers), the Bank, through its Mortgage Banking Group, will waive the 1% origination fee for a mortgage loan for the purchase or refinance of the employee's principal residence. In addition, the Bank offers a 0.50% discount on its posted rates for consumer installment loans made to employees.

     The disinterested directors of the Bank have approved an agreement with a subsidiary of Hyperion
Partners II, Cardholder Management Services L.P. ("CMS"), an affiliate of the Bank, whereby CMS acts as the servicer for a debit card offered to customers of the Bank and a credit card portfolio originated by the Bank. Lewis S. Ranieri, Scott A. Shay, David M. Golush and Patricia A. Sloan, who are directors of the Company, have a material interest in Hyperion Partners II. The Company believes that the terms and conditions of this agreement are as favorable to the Bank as those that could have been arranged with an independent third party.

     In August 1996, the Company entered into a consulting agreement pursuant to which Lewis S. Ranieri serves as a consultant to the Company providing strategic and managerial advice to the Company in exchange for an annual consulting fee of $250,000. The consulting agreement will be in effect until the earliest of (i) the third anniversary of the agreement, (ii) the date that is 180 days after the date on which either Mr. Ranieri or the Company delivers written notice to the other party terminating the agreement, and (iii) the date on which Mr. Ranieri becomes disabled or dies. The consulting agreement does not prevent Mr. Ranieri from engaging in business endeavors which may be competitive with the businesses of the Company. Mr. Ranieri is paid an Annual Retainer and meeting fees for his service as a director of the Company and of the Bank.

     The Bank is a party to a written investment advisory services agreement which provides for payment by the Bank to Hyperion Capital, an affiliate of the Bank, of $175,000 per year for investment advisory services and for payment by Hyperion Capital to the Bank of $175,000 for information regarding the Bank's mortgage pipeline. The Company believes that the terms and conditions of this agreement are as favorable to the Bank as those that could have been arranged with an independent third party.

     The Company and the Bank have entered into an agreement with Hyperion Partners acknowledging the relative value, as among the parties, of their claims in certain litigation pending against the United States relating to an agreement entered into in 1988 in connection with the Bank's acquisition of certain assets of an insolvent savings and loan in which the government agreed to waive or forbear from the enforcement of certain regulatory requirements. The agreement confirms that the Company and the Bank are entitled to receive 85% of the amount, if any, recovered as a result of the settlement of or a judgment on such claims, and that Hyperion Partners is entitled to receive 15% of such amount. The agreement was approved by the disinterested directors of the Company. The plaintiffs in the case (Hyperion Partners, the Bank and the Company) have agreed to continue to cooperate in good faith and will use their best efforts to maximize the total amount, if any, that they may recover.

     Prior to January 1993, Hyperion Holdings, as a subsidiary of Hyperion Partners, held a majority interest in a number of closely-held corporations, including Hyperion Capital, Centeq Holdings Inc., which held the Centeq Companies, which were real estate service companies, and general partners in limited partnerships that held real estate investments. In January 1993, Hyperion Holdings transferred all of its holdings to Hyperion Partners in exchange for a note of approximately $25 million which was paid out to Hyperion Partners in April 1996 in connection with a restructuring.

  STOCKHOLDER LETTER AGREEMENTS

     In connection with the Company's initial public offering in August 1996 (the "August Offering"), certain of the holders of the Company's Common Stock (the "Restricted Stockholders") entered into a Letter Agreement with each of Hyperion Partners and the Company (the "Letter Agreements"). Pursuant to the Letter Agreements, each Restricted Stockholder consented to the Distribution (as defined) and agreed to hold the common stock of Hyperion Holdings received pursuant to the Distribution according to the terms of such Letter Agreement. Also, each Restricted Stockholder, by executing a Letter Agreement and agreeing to be bound thereby, consented to and approved of, for purposes of Section 228 of the Delaware General Corporation Law (the "DGCL") and otherwise, the Merger Agreement, dated as of June 17, 1996, by and between Hyperion Holdings and the Company (the "Merger Agreement"), and the related merger.

     Pursuant to the Letter Agreements, each Restricted Stockholder acknowledged
(i) that under the By-Laws of Hyperion Holdings, it is not permitted to transfer any shares of capital stock of Hyperion Holdings except pursuant to the Merger Agreement and (ii) that, under the By-Laws, after the Distribution and prior to the consummation of the August Offering, such stockholder would not effect any transfer of shares of capital stock of the Company (a) in the case of Restricted Stockholders who received shares in respect of Class C Common

Stock, $0.01 par value per share ("Class C Common Stock"), in the Merger, except as such stockholder would have been permitted to transfer such Class C Common Stock under the Stockholders' Agreement, dated as of January 5, 1990, by and among the Company and the other parties specified therein (the
"Stockholders Agreement"), and (b) in the case of any other Restricted Stockholders, except in accordance with the terms of the limited partnership agreement of Hyperion Partners applicable to the transfer of partnership interests of Hyperion Partners. Each 5% Stockholder acknowledged that it is not permitted, prior to the earlier of an initial public offering ("IPO") or October 31, 1996, to transfer any such shares owned by such 5% Stockholder (other than to a person of whom the 5% Stockholder is a wholly-owned subsidiary) or acquire any additional such shares. An IPO was completed in August 1996 (the "August Offering").

     Each Restricted Stockholder who retained shares of Common Stock was not permitted to sell such shares for (1) one year after the August Offering, if such stock was received in respect of general partnership interests in Hyperion Partners or (2) six months after the August Offering (although a regulated New Jersey insurance company may sell shares in a private off-market transaction subject to Rule 144 limits and reasonable representations requested by the underwriters). Subject to certain adjustments by the Board of Directors of the Company based upon advice of the underwriters to improve the marketability of the shares of Class A Common Stock sold in the August Offering, each 5% Stockholder was permitted to sell up to 45% of such holder's shares of Common Stock in the August Offering, except for LW-SP1 and LW-SP2, affiliates of Lehman Brothers Inc., which were prohibited from selling any shares until August 8, 1998, and any other Restricted Stockholder was permitted to sell up to 16% of its shares in the August Offering (subject to increase pro rata in the discretion of the Board of Directors of the Company if the 5% Stockholders elected to sell fewer than the maximum number of shares they are permitted to sell in the August Offering). Each selling stockholder in the August Offering acknowledged that, except for shares that could have been sold pursuant to the August Offering but were not sold at the election of such 5% Stockholder, no 5% Stockholder is permitted by the By-Laws to acquire or transfer any shares of capital stock of the Company for three years following the August Offering (or upon termination of the Letter Agreement, if earlier) unless as of an earlier date the Company Board determines that such acquisition or transfer would not be reasonably likely to have a material adverse effect on the tax position of the Company.

     The Board of Directors of the Company approved sales of shares of Class A Common Stock in excess of the 45% and 16% limitations as necessary to satisfy the underwriters' over-allotment options in the August Offering.

     Pursuant to the Letter Agreement, in January 1997 the Company filed, and is obligated to use best efforts to cause to promptly become effective, a registration statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to shares of Class A or Class B Common Stock then held by any Restricted Stockholder. The Company is also obligated to take action to keep such registration statement effective (subject to occasional periods of suspension of such effectiveness as necessary) until the first to occur of (i) the date on which all shares of Common Stock registered thereunder have been sold pursuant thereto, (ii) December 31, 1999, and (iii) the date on which such registration under the Securities Act is no longer required to sell such shares without restriction.

                         EXECUTIVE OFFICER COMPENSATION

  SUMMARY OF CASH AND CERTAIN COMPENSATION
     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the CEO of the Company and the other four most highly compensated executive officers of the Company and the Bank. The individuals listed below became executive officers of the Company in June and July 1996. Prior to that time, Lewis S. Ranieri served as President and CEO of the Company, Salvatore A. Ranieri served as Vice President, Secretary and General Counsel of the Company, Scott A. Shay served as Vice President of the Company and Robert A. Perro served as Chief Financial Officer of the Company. None of the former executive officers received any compensation from the Company.
                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM COMPENSATION
                                                                                       ------------------------------------
                                                   ANNUAL COMPENSATION                          AWARDS
                                        ------------------------------------------     -------------------------
                                                                           OTHER                     SECURITIES     PAYOUTS(7)
                                                                           ANNUAL                    UNDERLYING     -------
                                                                          COMPEN-      RESTRICTED     OPTIONS/       LTIP
                                                SALARY     BONUS(1)(2)    SATION(4)     STOCK(5)       SAR(6)       PAYOUTS
     NAME AND PRINCIPAL POSITION        YEAR      ($)          ($)          ($)           ($)            (#)          ($)
-------------------------------------   ----    -------    -----------    --------     ----------    -----------    -------
Barry C. Burkholder..................   1996    375,000     2,552,000       --          1,578,051      491,327       --
  President and                         1995    375,000       594,000       --             --           --           --
  Chief Executive Officer               1994    375,000       607,500       --             --           --           --
Anthony J. Nocella...................   1996    315,000       874,000       --            508,103      157,959       --
  Executive Vice President and          1995    315,000       235,000       --             --           --           --
  Chief Financial Officer               1994    315,000       200,000       --             --           --           --
  Financial Markets/Treasury
  Commercial Banking
Jonathon K. Heffron..................   1996    225,000       804,000       --            508,103      157,959       --
  Executive Vice President,             1995    225,000       200,000       --             --           --           --
  General Counsel, and                  1994    225,000       175,000       --             --           --           --
  Chief Operating Officer
Ronald D. Coben(3)...................   1996    200,000       160,000       --             79,115       24,534       --
  Executive Vice President              1995    144,000        30,000       --             --           --           --
  Community Banking                     1994    144,000        25,000       --             --           --           --
Leslie H. Green......................   1996    175,000       165,000       --             79,115       24,534       --
  Senior Vice President                 1995    175,000        75,000       --             --           --           --
  Operations & Technology               1994    175,000        70,000       --             --           --           --

                                         ALL
                                        OTHER
                                       COMPEN-
                                       SATION(8)
     NAME AND PRINCIPAL POSITION         ($)
-------------------------------------  --------
Barry C. Burkholder..................    6,706
  President and                          9,240
  Chief Executive Officer                9,240
Anthony J. Nocella...................    7,919
  Executive Vice President and           9,402
  Chief Financial Officer                8,878
  Financial Markets/Treasury
  Commercial Banking
Jonathon K. Heffron..................    9,458
  Executive Vice President,              9,402
  General Counsel, and                   8,984
  Chief Operating Officer
Ronald D. Coben(3)...................    6,130
  Executive Vice President               3,240
  Community Banking                      2,874
Leslie H. Green......................    5,433
  Senior Vice President                  4,620
  Operations & Technology                4,615

------------

(1) For all named executives, the bonus column for 1996 includes payments from:
    (i) the Company's Executive Management Compensation Plan and (ii) the Bank's annual bonus plan.

(2) Mr. Burkholder was hired on April 10, 1991, and was paid a bonus based on the financial performance of the Bank, according to the provisions of his employment contract, for each of the first five full years of his employment. Amounts indicated for 1994 and 1995 represent the amount paid in the respective fiscal year. Mr. Burkholder's 1996 bonus amount included two bonus payments pursuant to his employment contract: one payment of $550,000 for the 12-month period ended April 9, 1996 and a second payment of $300,000 for the period April 10, 1996 through September 30, 1996. The latter amount was made to change Mr. Burkholder's performance cycle to correspond to the Bank's fiscal year. See "-- Management Employment Arrangements". All other management bonuses were paid as determined by the Compensation Committee of the Bank's Board of Directors and were based on the Bank's financial and individual performance for the respective fiscal year. The Bank's financial performance is measured by net income, return on assets, and return on equity as compared to the Bank's annual business plan and a specified peer group of other thrifts of comparable size.

(3) Mr. Coben was promoted to Executive Vice President, Community Banking effective July 1, 1996.

(4) Messrs. Burkholder, Coben, Nocella, and Heffron are each provided an auto allowance and a country club and/or dining club membership. However, in no case does the aggregate value of such auto allowance and memberships exceed the lesser of $50,000 or 10% of such officer's annual cash compensation. Therefore, the value of auto allowances and club memberships are excluded from this table.

(5) A total of 236,265 shares of Class B Common Stock were awarded to the named executive officers in June 1996 and these shares were subsequently converted into Class A Common Stock of the Company. Such shares are subject to restrictions on transfer, which lapse on August 8, 1999 ("Officers Restricted Stock"). As there was no public market for the Common Stock at the date of grant, the fair market value of the shares at that date was estimated by the Company. Based on the last reported sale price of the Class A Common Stock on the NASDAQ on September 30, 1996, these shares had an aggregate fair market value of $5,877,092 ($24.875 per share), without giving effect to the diminution of value attributable to the restrictions on such stock. Dividends are payable on the Officers Restricted Stock at the same rate as all other shares of Common Stock.

(6) In August 1996, the Company issued 856,313 options to the named executives pursuant to management option agreements under the Executive Management Compensation Plan.

(7) Represents the dollar value of all payouts pursuant to long-term incentive plans ("LTIP"). An LTIP is any plan providing compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to financial performance of the registrant or an affiliate, the registrant's stock price, or any other measure, but excluding restricted stock, stock option and stock appreciation right ("SAR") plans. The Bank made no such payments for the periods presented.

(8) "All Other Compensation" amounts represent contributions by the Bank to each executive's account in the Bank's 401(k) Plan.

     OPTION GRANTS IN LAST FISCAL YEAR. The following table sets forth individual grants of options under the Executive Management Compensation Plan that were made during fiscal 1996 to the executive officers named in the Summary Compensation Table. This table is intended to allow stockholders to ascertain the number and size of option grants made during the fiscal year, the expiration date of the grants, and the grant date present value of such options under specified assumptions. All options granted in fiscal 1996 have an exercise price no less than the fair market value at the date of grant.

                                        NUMBER OF     % OF TOTAL
                                        SECURITIES     OPTIONS/
                                        UNDERLYING       SARS
                                         OPTIONS/     GRANTED TO    EXERCISE
                                           SARS       EMPLOYEES     OR BASE                    GRANT DATE
                                         GRANTED      IN FISCAL      PRICE      EXPIRATION    PRESENT VALUE
                NAME                       (#)         YEAR(1)       ($/SH)        DATE           $(2)
-------------------------------------   ----------    ----------    --------    ----------    -------------
Barry C. Burkholder..................     491,327        42.6        20.125       8/8/06        3,173,972
Anthony J. Nocella...................     157,959        13.7        20.125       8/8/06        1,020,415
Jonathon K. Heffron..................     157,959        13.7        20.125       8/8/06        1,020,415
Ronald D. Coben......................      24,534         2.1        20.125       8/8/06          158,490
Leslie H. Green......................      24,534         2.1        20.125       8/8/06          158,490

------------

(1) Based upon 1,154,520 options to purchase Class A Common Stock granted in fiscal 1996.

(2) The $6.46 per share value is based on the Black-Scholes Option pricing model. The calculation included the following assumptions: estimated volatility of 27.0% (based on 2-year stock prices of comparable companies); risk-free interest rate of 6.55 percent (based on returns available through U.S. Treasury bonds); dividend yield of 3.0 percent (assumes dividend yield paid through expiration); and 3,612 days to expiration of options. Option values are dependent on general market conditions and the performance of the Common Stock. There can be no assurance that the values in this table will be realized.

     AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES. The following table sets forth, with respect to the executive officers named in the Summary Compensation Table, information with respect to the aggregate amount of options exercised during fiscal 1996, any value realized thereon, the number of unexercised options at the end of the fiscal year (exercisable and unexercisable) and the value with respect thereto.

                                                                          NUMBER OF SECURITIES
                                                                         UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                            OPTIONS/SARS AT            IN-THE-MONEY OPTIONS/SARS
                                          SHARES                           FISCAL YEAR END(#)           AT FISCAL YEAR-END($)(1)
                                        ACQUIRED ON       VALUE       ----------------------------    ----------------------------
                NAME                    EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------------------   -----------    -----------    -----------    -------------    -----------    -------------
Barry C. Burkholder..................      --             --             --             491,327           --           2,333,803
Anthony J. Nocella...................      --             --             --             157,959           --             750,305
Jonathon K. Heffron..................      --             --             --             157,959           --             750,305
Ronald D. Coben......................      --             --             --              24,534           --             116,537
Leslie H. Green......................      --             --             --              24,534           --             116,537

------------

(1) Total value of options based on a fair market value of $24.875 per share as of September 30, 1996, the last reported sale price of the Class A Common Stock as reported by the NASDAQ on that date.

EXECUTIVE MANAGEMENT COMPENSATION PROGRAM

     In June 1996, the Board of Directors of the Company approved an Executive Management Compensation Program (the "Compensation Program") providing for the following: (i) a cash bonus of $4.0 million; (ii) the award of 318,342 shares of Class B Common Stock pursuant to management stock grant agreements (the "Management Stock Grant Agreements") providing that (I) such shares may not be transferred for three years from the date of issuance and (II) such shares may be converted into shares of Class A Common Stock only if the holder of such stock would not, after such conversion, own more than 9.9% of the outstanding shares of Class A Common Stock; and (iii) the issuance of 1,154,520 options upon consummation of the August Offering pursuant to management option agreements (the "Management Option Agreements") for purchase of an equivalent number of shares of common stock providing that (I) such options have an exercise price of $20.125 per share which approximated the fair market value of such stock on the date of grant; (II) such options vest ratably over three years; (III) such options may not be exercised prior to the third anniversary of the date of grant; and (IV) such options expire if not exercised by the tenth anniversary of the date of grant. Twenty-three individuals, including the eight executive officers -- Ms. Hartnett and Messrs. Burkholder, Nocella, Heffron, Bender, Green, Lyles and Coben -- and three directors -- Drs. Chimerine and Horvitz and Mr. Master -- participated in the Compensation Program. The remaining twelve individuals participating are other key officers and employees of the Bank. Mr. Burkholder received $1,702,000 of the cash bonus and 491,327 of the stock options; he has received 135,455 of the shares of Class B Common Stock. Messrs. Nocella and Heffron each received $549,000 of the cash bonus and 157,959 of the stock options; each one received 43,614 of the shares of Class B Common Stock. Messrs. Bender and Green each received $85,000 of the cash bonus and 24,534 of the stock options; each one received 6,791 shares of the Class B Common Stock. Drs. Chimerine and Horvitz each received $52,000 of the cash bonus and 15,087 of the stock options; each one received 4,138 shares of the Class B Common Stock. Mr. Master received $17,000 of the cash bonus and 4,854 of the stock options; he has received 1,380 shares of the Class B Common Stock. Implementation of this program replaced an equity based bonus program previously contemplated in the case of all participants except Mr. Burkholder, whose participation satisfies the terms of his former employment agreement.

THE 1996 STOCK INCENTIVE PLAN

     The Company has adopted the Bank United 1996 Stock Incentive Plan (the "1996 Stock Incentive Plan"). The 1996 Stock Incentive Plan is designed to promote the success and enhance the value of the Company by linking the interests of certain of the full-time employees of the Company
("Participants") to those of the Company's stockholders and by providing Participants with an incentive for outstanding performance. The 1996 Stock Incentive Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain Participants upon whose judgment, interest and special efforts the Company's successful operation largely is dependent. As determined by the Compensation Committee of the Board of Directors of the Company, or any other designated committee of the Board of Directors of the Company, the Company employees, including employees who are members of the Board of Directors of the Company, are eligible to participate in the 1996 Stock Incentive Plan. Non-employee directors are not eligible to participate in the 1996 Stock Incentive Plan. The Board of Directors of the Company has provided for the 1996 Stock Incentive Plan to remain in effect for 10 years, to 2006. In December 1996, the Company granted options to purchase 147,500 shares of Common Stock, at the market price on the date of grant, to 30 employees of the Bank, none of whom were the executive officers named herein.

     The description below is intended as a summary of material terms only.

  GENERAL

     The 1996 Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors of the Company or, at the discretion of the Board of Directors of the Company, any other committee appointed by the Company for such purpose (the "Committee"). Four types of awards may be granted to Participants under the 1996 Stock Incentive Plan: (i) stock options (both non-qualified and incentive) ("Options"), (ii) SARs, (iii) restricted Common Stock ("Restricted Stock") and (iv) performance units ("Performance Units", and together with the Options, SARs and Restricted Stock, the "Awards").

     Any authority granted to the Committee may also be exercised by the full Board of Directors of the Company, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing recovery profit recovery provisions of Section 16 of the Exchange Act or cause an award designated as a qualified performance-based award not to qualify for, or to cease to qualify for, the Section 162(m) of the Code exemption. To the extent that any permitted action taken by the Board of Directors of the Company conflicts with action taken by the Committee, the Board of Directors of the Company action shall control.

     The 1996 Stock Incentive Plan provides that the total number of shares of Class A Common Stock available for grant under the 1996 Stock Incentive Plan may not exceed 1,600,000 shares. No Participant may be granted Awards covering in excess of 50% of the shares of Class A Common Stock Awards granted in any fiscal year or 25% of the shares of Class A Common Stock available for issuance over the life of the 1996 Stock Incentive

Plan. If any Award is cancelled or forfeited or terminates, expires, or lapses (other than a termination of a Tandem SAR (as defined herein)), upon exercise of the related Option or the termination of a related Option upon exercise of the corresponding Tandem SAR, shares subject to such Award will be available for the grant of an Award under the 1996 Incentive Compensation Plan.

     In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization or partial or complete liquidation of the Company, the Committee or the Board of Directors of the Company may make such substitutions or adjustments in the aggregate number and class of shares reserved for issuance or subject to outstanding Awards and in the number, kind and price of shares subject to outstanding Options of SARs as it may determine to be appropriate.

     The Committee may condition the grant of Restricted Stock and Performance Units upon the attainment of one or more of the following performance goals: earnings per share, sales, net profit after tax, gross profit, operations profit, cash generation, unit volume, return on equity, change in working capital, return on capital or shareholder return. Such performance goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code.

     The 1996 Stock Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is not qualified under Section 401(a) of the Code.

  OPTIONS

     The term of Options granted under the 1996 Stock Incentive Plan may not exceed 10 years. The exercise price for each Option granted will be determined by the Committee; provided that the exercise price may not be less than 100% of the fair market value (as defined in the 1996 Stock Incentive Plan) of a share of Class A Common Stock on the date of grant.

     A Participant exercising an Option may pay the exercise price in full in cash, or, if approved by the Committee, with previously acquired shares of Class A Common Stock. The Committee, in its discretion, may allow cashless exercise of Options.

     Options are nontransferable other than by will or laws of descent and distribution (and, in the case of a non-qualified Option, pursuant to a domestic relations order or by gift to members of the holder's immediate family, whether directly or indirectly or by means of a trust or partnership), and, during the Participant's lifetime, may be exercised only by the Participant or his legal representative.

  SARS

     SARs may be granted by the Committee in connection with all or part of any Option grant ("Tandem SARs"). A Tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable. SARs permit the Participant to receive in cash or shares of Class A Common Stock (or a combination of both) an amount equal to the excess of the fair market value of a share of Class A Common Stock on the date the SAR is exercised over the exercise price for the SAR times the number of shares of Class A Common Stock with respect to which such SAR is exercised.

     The term of SARs granted in connection with incentive stock options under the 1996 Stock Incentive Plan may not exceed 10 years. The exercise price of a Tandem SAR will equal the exercise price of the related Option.

     SARs are nontransferable other than by will or laws of descent and distribution, and, during the Participant's lifetime, may be exercised only by the Participant; provided that, at the discretion of the Committee, an Award agreement may permit transfer of an SAR by a Participant solely to members of the Participant's immediate family or trusts or partnerships for the benefit of such persons.

  RESTRICTED STOCK

     The Committee may grant Restricted Stock to eligible employees in such amounts as the Committee determines. At the time of each award of Restricted Stock the Committee will establish a restricted period (the "Restricted
Period") during which such stock may not be sold, transferred, pledged, assigned or otherwise alienated; provided that the Committee may permit transfers of Restricted Stock during such period to members of the Participant's immediate family or trusts or partnerships for the benefit of such persons. If a Participant terminates his employment or is involuntarily terminated for cause during the Restricted Period, all Restricted Stock held by such Participant will be forfeited. If a Participant is involuntarily terminated other than for cause, the Committee may waive all or part of any remaining restrictions on such Participant's Restricted Stock. After the Restricted Period has expired, the related Restricted Stock is freely transferable.

  PERFORMANCE UNITS

     The Committee may from time to time grant Performance Units, either alone or in addition to other Awards. The Committee will set the performance goals and restrictions applicable to each Performance Unit, including establishing the applicable performance period and the value of the Performance Unit. After the applicable performance period has ended, the holder of a Performance Unit will be entitled to receive the payout earned to the extent to which the corresponding performance goals were satisfied.

     A holder may elect to defer receipt of cash or stock in settlement of Performance Units for a specified period or until a specified event, subject in each case to the Committee's approval. Generally, upon a holder's termination of employment for any reason during a performance period or before the applicable performance goals are satisfied, the holder shall forfeit his right to receive cash or stock in settlement of his Performance Units.

  CHANGE OF CONTROL

     In the event of a Change of Control (as defined herein), (i) any Option or SAR that is not then exercisable and vested will become fully exercisable and vested, (ii) the restrictions on any Restricted Stock will lapse and (iii) all Performance Units will be deemed earned. The 1996 Stock Incentive Plan defines a Change of Control as (i) the acquisition of 25% or more of the common stock of the Company, (ii) a change in a majority of the Board of Directors, unless approved by the incumbent directors (other than as a result of a contested election) and (iii) certain reorganizations, mergers, consolidations, liquidations or dissolutions.

     During the 60-day period following a Change of Control, any Participant will have the right to surrender all or part of any Option held by such Participant, in lieu of payment of the exercise price, and to receive cash in an amount equal to the difference between (i) the higher of the price received for Common Stock in connection with the Change of Control and the highest reported sales price of a share of Common Stock on a national exchange or on NASDAQ during the 60-day period prior to and including the date of a Change of Control (the "Change of Control Price"), and (ii) the exercise price (the difference between (i) and (ii) being referred to as the "Spread") multiplied by the number of shares of Class A Common Stock granted in connection with the exercise of such Option; provided that such Change of Control transaction would not thereby be made ineligible for pooling of interests accounting; and provided, further, that, if the Option is an "incentive stock option" under Section 422 of the Code, the Change of Control Price will equal the fair market value of a share of the Class A Common Stock on the date, if any, that such Option is cancelled.

  AMENDMENTS

     The Board of Directors of the Company may at any time terminate, amend, or modify the 1996 Stock Incentive Plan; provided that no amendment, alteration or discontinuation will be made which will impair the rights of Award holders or will disqualify the 1996 Stock Incentive Plan from the exemption provided by Rule 16b-3 promulgated under the Exchange Act, and, to the extent required by law, no such amendment will be made without the approval of the Company's stockholders.

  FEDERAL INCOME TAX CONSIDERATIONS

     The following brief summary of the United States federal income tax rules currently applicable to nonqualified stock options, incentive stock options, SARs, restricted stock and performance awards is not intended to be specific tax advice to Participants under the 1996 Stock Incentive Plan.

     Two types of stock options may be granted under the 1996 Stock Incentive
Plan: nonqualified stock options ("NQOs") and incentive stock options
("ISOs"). SARs, Restricted Stock and Performance Awards may also be granted under the Plan. The grant of an Award generally has no immediate tax consequences to the Participant or the Company. Generally, Participants will recognize ordinary income upon: (i) the exercise of NQOs or SARs; (ii) the vesting of shares of Restricted Stock; and (iii) the actual receipt of cash or stock pursuant to Performance Awards. In the case of NQOs and SARs, the amount of income recognized is measured by the difference between the exercise price and the fair market value of Common Stock on the date of exercise. In the case of Restricted Stock and Performance awards, the amount of income is equal to the fair market value of the stock or other property (including cash) received. The exercise of an ISO for cash generally has no immediate tax consequences to a Participant or to the Company. Participants may, in certain circumstances, recognize ordinary income upon the disposition of shares acquired by exercise of an ISO, depending upon how long such shares were held prior to disposition. Special rules apply to shares acquired by exercise of ISOs for previously held shares. In addition, special tax rules may result in the imposition of a 20% excise tax on any "excess parachute payments" that result from the acceleration of the vesting or exercisability of Awards upon a change of control.

     The Company is generally required to withhold applicable income and Social Security taxes ("employment taxes") from ordinary income which a Participant recognizes on the exercise or receipt of an Award. The Company thus may either require Participants to pay to the Company an amount equal to the employment taxes the Company is required to withhold or retain or sell without notice a sufficient number of the shares to cover the amount required to be withheld.

     The Company generally will be entitled to a deduction for the amount includible in a Participant's gross income for federal income tax purposes upon the exercise or actual receipt of an Award. However, such deduction generally is available only if the Company timely complies with applicable information reporting requirements under Sections 6041 and 6041A of the Code. Furthermore,
Section 162(m) of the Code and the regulations thereunder may, in some circumstances, limit deductibility with respect to "covered employees" whose total annual compensation exceeds one million dollars, and Section 280G of the Code and the regulations thereunder may render nondeductible amounts includible in income by employees that are contingent upon a Change of Control and that are characterized as "excess parachute payments".

  RESALE OF SHARES

     The registration requirements of any applicable state securities laws and the resale restrictions of Rule 144 under the Securities Act may restrict the sale of shares of Class A Common Stock acquired pursuant to the exercise of Awards by "affiliates" of the Company within the meaning of the Securities Act. For purposes of creating short-swing profit liability under Section 16 of the Exchange Act, sales of such shares by certain affiliates will be matchable with market purchases within less than six months before or after such sales.

THE DIRECTOR STOCK COMPENSATION PLAN

     The Company has adopted the Bank United Director Stock Compensation Plan (the "Director Stock Plan"). The purposes of the Director Stock Plan are to
(i) promote a greater identity of interest between the Company's non-employee directors and its stockholders, and (ii) attract and retain individuals to serve as directors and to provide a more direct link between directors' compensation and stockholder value.

  GENERAL

     The Director Stock Plan is administered by the Board of Directors of the Company or a committee of the Board of Directors of the Company designated for such purpose.

     Pursuant to the terms of the Director Stock Plan, non-employee directors of the Company (each an "Eligible Director") will be eligible to participate in the Director Stock Plan. A maximum of 250,000 shares of Class A Common Stock is available for issuance and available for grants under the Director Stock Plan.

     In the event of any change in corporate capitalization (such as a stock split) or a corporate transaction (such as a merger, consolidation, separation including a spin-off or other distribution of stock or property of the Company, any reorganization or any complete liquidation of the Company), the Board of Directors of the Company or the designated committee may make such substitution or adjustments in the aggregate number and class of shares reserved for issuance under the Director Stock Plan, in the number, kind and option price of shares subject to outstanding Options, in the number and kind of shares subject to other outstanding awards granted under the Director Stock Plan, and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any award must always be a whole number.

  CLASS A COMMON STOCK

     With respect to the Annual Retainer, each Eligible Director may make an annual irrevocable election prior to the beginning of the fiscal year to receive shares of Class A Common Stock in lieu of all or any portion (in 25% increments) of the Annual Retainer; provided that the election of cash and Class A Common Stock under the Director Stock Plan are alternatives and taken together, may not exceed 100% of such Annual Retainer. The number of shares of Class A Common Stock granted to an Eligible Director will be equal to the appropriate percentage of the Annual Retainer payable in each fiscal quarter divided by the fair market value (as defined in the Director Stock Plan) of a share of Class A Common Stock on the last business day of such fiscal quarter rounded to nearest number of shares of Class A Common Stock. Fractional shares of Class A Common Stock will not be granted and any remainder in Annual Retainer which otherwise would have purchased fractional shares will be paid in cash.

  OPTIONS CLASS A

     On the first Tuesday following his or her election and thereafter on the day after each annual meeting of stockholders during such director's term, each Eligible Director shall be granted options ("Director Options") on 1,000 shares of Class A Common Stock. The exercise price for the options will be 115% of the fair market value of Class A Common Stock on the date of the grant of such option. Each Director Option will become vested and exercisable, if at all, when and if, during the 30-day period commencing on the first anniversary of the date of grant of such Director Option, a share of Class A Common Stock has a fair market value equal to or greater than the exercise price of such Director Option. If such stock does not attain such fair market value during such 30-day period, then such Director Option will terminate and be cancelled as of the close of business on the last business day during such 30-day period. Each Director Option terminates no later than the tenth anniversary of the date of grant. Any unvested Director Options terminate and are cancelled as of the date the optionee's service as a Director ceases for any reason (including death, disability, retirement, removal from office or otherwise). All Director Options become fully vested and exercisable upon a Change of Control. The Parent Company granted 10,000 Director Options during fiscal 1996.

  TRANSFERABILITY

     Grants and awards under the Director Stock Plan are nontransferable other than by will or laws of descent and distribution, or pursuant to domestic relations order or qualified domestic relations order or by gift to members of the holder's immediate family, whether directly or indirectly or by means of a trust or partnership, and, during the Eligible Director's lifetime, may be exercised only by the Eligible Director.

  AMENDMENTS

     The Director Stock Compensation Plan may be amended by the Board of Directors of the Company, provided that, to the extent required to qualify transactions under the Director Stock Plan for exemption under Rule 16b-3 promulgated under the Exchange Act, no amendment to the Director Stock Compensation Plan may be adopted without further approval by the holders of at least a majority of the shares of Class A Common Stock present, or represented, and entitled to vote at a meeting held for such purpose; and provided, further, that, if and to the extent required for the Director Stock Compensation Plan to comply with Rule 16b-3, no amendment to the Director Stock Compensation Plan shall be made more than once in any six-month period that would change the amount, price or timing of the grants of awards or Options thereunder other than to comply with changes in the Code, ERISA, or the regulations thereunder.

  TERMINATION

     The Director Stock Compensation Plan may be terminated at any time by either the Board of Directors of the Company or by holders of a majority of the shares of Class A Common Stock present and entitled to vote at a duly convened meeting of stockholders.

  CHANGE OF CONTROL

     In the event of a Change of Control, any outstanding options that are not then exercisable and vested will become fully exercisable and vested. During the 60-day period following a Change of Control, any Eligible Director will have the right to surrender all or part of any option or award of Class A Common Stock held by such Eligible Director, and, in the case of an option, in lieu of payment of the exercise price, to receive cash in an amount equal to the Spread multiplied by the number of shares of Class A Common Stock granted in connection with the exercise of such option so surrendered, or, in the case of an award of Class A Common Stock, to receive cash in an amount equal to the Change of Control Price multiplied by the number of shares of Class A Common Stock so surrendered; provided that, if the Change of Control is within six months of the grant date for any such option or award, no such election may be made prior to six months from such grant date. If such 60-day period ends within the period six months after the grant date for an option or award, such option or award will be cancelled and the holder thereof will receive six months and one day after the grant of such option or award, an amount equal, in the case of an option, to the Spread multiplied by the number of shares of Class A Common Stock granted under such option and in the case of an award, the Change of Control Price multiplied by the number of Class A Common Stock so awarded.

  FEDERAL INCOME TAX CONSIDERATIONS

     Eligible Directors electing Class A Common Stock in lieu of cash fees will be taxed on the value of the Class A Common Stock at the time of receipt. Eligible Directors will be taxed upon their exercise of the options. The amount of income recognized is measured by the differences between the exercise price and the fair market value of the Class A Common Stock covered by the option. In each case, the Company will receive a corresponding deduction; provided that
Section 280G of the Code and the regulations thereunder may render nondeductible amounts that are contingent upon a Change of Control and are characterized as "excess parachute payments".

     RESALE OF SHARES. The holders of shares of Class A Common Stock received upon the exercise of an option must comply with the resale requirements of the Securities Act and the rules and regulations promulgated thereunder. Securities registration requirements under the Securities Act may be applicable to resales by any Eligible Director. The restrictions imposed by Section 16 of the Exchange Act upon any Eligible Director and the registration requirements of any applicable state securities laws may restrict the resales of shares acquired pursuant to the exercise of options by an Eligible Director.

MANAGEMENT EMPLOYMENT ARRANGEMENTS

     Effective as of the date of the consummation of the August Offering, the Company entered into new employment agreements with the following four executives which superseded all prior employment arrangements.

     Mr. Burkholder's agreement with the Company provides for his employment for three years at an annual base salary of not less than $375,000 and a discretionary bonus. Mr. Coben's agreement with the Company provides for his employment for three years at an annual base salary of not less than $200,000 and a discretionary bonus. Mr. Nocella's agreement with the Company provides for his employment for three years at an annual base salary of not less than $315,000 and a discretionary bonus. Mr. Heffron's agreement with the Company provides for his employment for three years at an annual base salary of not less than $225,000 and a discretionary bonus. These agreements provide that the period of employment is automatically extended on the first day of each month so that the period of employment terminates three years from such date, unless the executive or the Company gives notice to terminate the agreement at least sixty days before such monthly renewal date. In addition, upon a change of control, if the executive is still employed by the Company, the period of employment will be extended until the third anniversary of the effective date of the change of control or if the period of employment has terminated prior to the change of control, a new three year employment period shall commence upon a change of control. If for any reason other than cause the Company elects to terminate the employment of any of the above executives before the scheduled expiration date of his agreement, the executive's employment will be deemed to have been terminated by the Company without cause for purpose of the severance and retirement benefits described below.

     Under the terms of Mr. Burkholder's employment agreement, the amount of the discretionary bonus paid to Mr. Burkholder is in the sole discretion of the Board of Directors of the Company, which will take into account such matters as
(i) the Company's actual financial performance as compared to its budgeted financial performance, (ii) Mr. Burkholder's performance in implementing new business initiatives approved by the Board of Directors of the Company, (iii) Mr. Burkholder's performance in improving the financial performance of any division or unit of the Company or the Bank, or any of their respective subsidiaries as determined by the Board of Directors of the Company in its sole discretion, (iv) the Company's actual financial performance compared to its peers', and (v) Mr. Burkholder's total compensation as compared to the total compensation of CEOs at comparable financial institutions. The discretionary bonuses to be paid to the other executive officers are at the discretion of the CEO and the Board of Directors of the Company.

     Under each agreement described above, if the executive's employment is terminated (i) by the Company other than for cause or disability or (ii) by the executive for good reason or within a 30-day period following the first anniversary of a change of control, he is generally entitled to (a) receive a lump sum equal to three times (for Mr. Burkholder) or two times (for Messrs. Coben, Nocella and Heffron) (I) his annual base salary and (II) the higher of his most recent bonus under the Company's annual incentive plans and the highest bonus under such annual incentive plans for the last three full fiscal years prior to the effective date of the change of control, (b) continue in the Company's welfare benefit plans for three years (for Mr. Burkholder) or two years (for Messrs. Coben, Nocella and Heffron), and (c) receive in a lump sum a supplemental pension amount based on three years (for Mr. Burkholder) or two years (for Messrs. Coben, Nocella and Heffron) of deemed employment after termination, (d) have all stock options, restricted stock and other stock-based compensation become immediately exercisable or vested, (e) receive outplacement services, at the Company's sole expense, as incurred, up to a maximum of $45,000 (for Messrs. Burkholder, Nocella and Heffron), and $25,000 (for Mr. Coben). A change of control ("Change of Control") is generally defined for purposes of these agreements as (i) the acquisition of 25% or more of the common stock of the Company, (ii) a change in a majority of the Board of Directors, unless approved by the incumbent directors (other than as a result of a contested election) and (iii) certain reorganizations, mergers, consolidations, liquidations or dissolutions. If any payment or distribution by the Company to an executive is determined to be subject to the excise tax imposed by Section 4999 of the Code, the amount of payment or distribution may be reduced so that the excise tax liability of the executive is minimized.

     In addition Mr. Burkholder received 42.5% of the Compensation Program, which satisfies the terms of his former employment agreement.

NON-QUALIFIED RETIREMENT SAVINGS PLAN

     In June 1995, the Board of Directors of the Bank approved the implementation of a Supplemental Executive Savings Plan ("SESP"). The SESP was effective on August 1, 1995. The 1995 SESP year covered the period of August 11, 1995 to December 31, 1995. In subsequent years, the SESP Plan coincides with the calendar year. The SESP is available to a select group of management and other highly compensated employees. Eligible employees are allowed to make irrevocable decisions prior to the beginning of the plan year to defer up to 20% of compensation (as defined in the SESP) and up to 100% of bonus income. As of September 30, 1996, the monies deferred earn interest at a rate approximately equal to the Bank's one year certificate of deposit rate. The Bank does not contribute to the SESP.

     The SESP is funded from the general assets of the Bank and participants are general unsecured creditors of the Bank. As of September 30, 1996, there were 12 participants in the SESP, and the total amount of deferrals and interest equaled approximately $433,629. The rate of interest for the SESP was 5.12% as of September 30, 1996.

DIRECTORS SUPPLEMENTAL SAVINGS PLAN

     In June 1995, the Board of Directors of the Bank approved the implementation of a Directors Supplemental Savings Plan ("DSSP"). The DSSP was effective on August 1, 1995. The 1995 DSSP year covered the period of August 1, 1995 to December 31, 1995. In subsequent years the Plan year coincides with the calendar year. The DSSP is available to outside directors. Eligible Directors are allowed to make irrevocable decisions prior to the beginning of the plan year to defer up to 100% of retainer and meeting fees. The monies deferred earn interest at a rate approximately equal to the Bank's one year CD rate. The Bank does not contribute to the DSSP.

     The DSSP is funded from the general assets of the Bank, and participants are general unsecured creditors of the Bank. As of September 30, 1996, there was one participant in the DSSP and the total amount of deferrals and interest equaled approximately $47,080. The rate of interest for the DSSP was 5.12% as of September 30, 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors of the Company determines the compensation of the Company's executive officers. The Compensation Committee consists of all of the directors of the Company other than Barry C. Burkholder and Anthony J. Nocella. No other member of the Bank Compensation Committee is an officer or employee of the Company or the Bank. Lewis S. Ranieri, Salvatore A. Ranieri and Scott A. Shay are also members of the Compensation Committee of the Board of Directors of the Bank and are also members of various boards of directors and compensation committees of various companies which are subsidiaries of, or entities controlled by, Hyperion Partners and, in the case of Lewis S. Ranieri, Scott A. Shay and David M. Golush, of subsidiaries of, or entities controlled by, Hyperion Partners II as well.

                      REPORT OF THE COMPENSATION COMMITTEE
                           AND STOCK AWARD COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Company includes only directors who are not employees of the Company or the Bank. The Committee is responsible for recommending to the full Board of Directors the compensation arrangements and plans for senior management and directors.

COMPENSATION PHILOSOPHY

     The Committee believes that the ultimate goal of executive compensation should be to closely align the interests of executives with the long-term interests of the Company and its stockholders and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. Executive officer compensation generally consists of (i) a base salary and (ii) a variable cash bonus based on individual and Company performance. In fiscal 1996, the Committee recommended and the Board adopted the Compensation Program, which provided for cash bonuses as well as awards of options and shares of restricted stock to senior management.

BASE SALARY AND BONUSES

     It is the policy of the Committee that the total cash compensation paid to executives of the Company should be competitive with cash compensation paid by the Company's competitors. The Committee emphasizes bonus compensation that rewards performance which exceeds budget or anticipated results, rather than base salary and salary increases. Bonuses are determined by the Board based on recommendations of the Committee. Company performance measures considered by the Committee in recommending bonuses include net income, return on assets and return on equity. Individual performance measures vary depending on the executive's area of responsibility. No specific weight is applied to any particular measure in establishing total cash compensation levels. The Company has entered into employment agreements with certain of its executives which specify the terms and conditions of their employment. These agreements incorporate post-takeover employment arrangements, which the Company believes are an important aspect of the terms of employment of senior executive officers, recognizing the importance to the Company of retaining its senior executive officers during and after the disruption typically provoked by an attempted or successful Change in Control (as defined in the agreements).

STOCK-BASED AWARDS

     The Committee recognizes that stock options and other equity-based incentives are important in motivating executives and focusing the executive's attention on stock price as a significant measure of performance. All options granted to executive officers of the Company have been granted with an exercise price equal to the fair market value of the Class A Common Stock on the date of grant so that executives realize gain only to the extent the Company's stock price appreciates. The quantity of options and other stock-based awards made during fiscal 1996 under the Compensation Program reflect the compensation level of the individual executive, the individual's contribution to the success of the Company and the Bank during the preceding five years, and the Committee's assessment of the individual's potential for future contribution to the success of the Company. The Committee also considers an appropriate vesting schedule designed to retain senior executive officers while encouraging officers to view their compensation and Company performance over the long-term.

COMPENSATION OF THE CEO

     The salary, bonus and other incentives paid or awarded to the CEO are determined based in part on the same Company and individual criteria described above. Effective August 1, 1996, the Company and the CEO entered into a new three-year employment agreement. Bonus compensation for the period of fiscal 1996 prior to April 9, 1996, was based on a formula set forth in the prior employment agreement and was determined based upon the Company's (i) return on average assets and (ii) asset growth. Under the terms of the new employment agreement, the amount of the discretionary bonus is in the sole discretion of the Board of Directors of the Company, which takes into account such matters as
(i) the Company's actual financial performance as compared to its budgeted financial performance, (ii) the CEO's performance in implementing new business initiatives approved by the Board of Directors, (iii) the CEO's performance in improving the financial performance of any division or unit of the Company or the Bank, or any of their respective subsidiaries, as determined by the Board of Directors in its sole discretion, (iv) the Company's actual financial performance compared to its peers, and (v) the CEO's total compensation as compared to the total compensation of CEOs at comparable financial institutions. None of these factors has a specific weight and no particular formula or procedure is used. Primary consideration is given to individual contribution with periodic evaluation of compensation of other CEOs of comparable institutions. Mr. Burkholder's fiscal 1996 compensation included payouts and awards under the Compensation Program, which satisfied the terms of his former employment agreement.

Lewis S. Ranieri, Chairman             Salvatore A. Ranieri
Lawrence Chimerine, Ph.D.              Scott A. Shay
David M. Golush                        Patricia A. Sloan
Paul M. Horvitz, Ph.D.                 Michael S. Stevens
Alan E. Master                         Kendrick R. Wilson, III

                         STOCK PRICE PERFORMANCE GRAPH

     The following chart compares the cumulative total return to stockholders for the period from August 8, 1996, when trading in the Class A Common Stock commenced on The NASDAQ Stock Market's National Market, through September 30, 1996, for a holder of Class A Common Stock against the cumulative total return of the NASDAQ Composite Index and a peer group consisting of the following financial institutions reported on in the Merrill Lynch Thrift Financial Guide:
Ahmanson, H.F.; ALBANK Financial Corp; Andover Bancorp; Astoria Financial; Bay View Capital Corp.; CalFed Bancorp; California Financial Holding Co.; CENFED Financial; Charter One Financial; CitFed Financial; Coast Savings Financial; Collective Bancorp; Commercial FederalCorp.; Dime Bancorp; First Financial Corporation; Glendale Federal Bank; Golden West Financial; GreenPoint Financial; Great Western Financial; Long Island Bancorp; People's Bank; Peoples Heritage Bank; Roosevelt Financial Group; Sovereign Bancorp; St. Paul Bancorp; Standard Federal Bancorp; TCF Financial Corp.; Washington Federal, Inc.; Washington Mutual, Inc.; and Webster Financial Corp. The chart depicts the value on September 30, 1996, of a $100 investment made on August 8, 1996, with all dividends reinvested.

                                        08/08/96      08/31/96      09/30/96
                                        --------      --------      --------
REGISTRANT FULLY ADJUSTED SHARE
PRICE*
     Bank United Corp.........    $  100        $  120        $  124
     Peer Group......................    $  100        $  101        $  107
     Nasdaq Composite Index..........    $  100        $  100        $  108

------------

(a) Note: Peer group returns weighted using beginning of the period market capitalization.

 * Fully adjusted share price is adjusted for stock splits, stock dividends and cash dividends.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following table sets forth information concerning executive officers of the Company and executive officers of the Bank who do not serve on the Board of Directors of the Company. All executive officers of the Company and the Bank are elected by the Board of Directors of the Company and the Board of Directors of the Bank, respectively, and serve until their successors are elected and qualified. There are no arrangements or understandings between any director and any other person pursuant to which such individual was elected an executive officer.

                  PRINCIPAL OCCUPATION DURING LAST FIVE YEARS

                NAME         AGE               POSITION AND OCCUPATION
---------------------------  ----  ---------------------------------------------
Jonathon K. Heffron........   44    Executive Vice President and General Counsel
                                    of the Company since July 15, 1996 and of the Bank since May 1990. Chief Operating
                                    Officer of the Company since July 15, 1996 and of the Bank since May 1994. Prior to joining the Bank, Mr. Heffron served for two years as President and CEO of First Northern
                                    Bank, Keene, New Hampshire. Prior to joining
                                    First Northern Bank, Mr. Heffron served for more than 10 years in several capacities at the FHLB Board, Washington, D.C. and at the FHLB Dallas, including as Attorney Advisor,
                                    Trial Attorney, General Counsel, Chief
                                    Administrative Officer, and Chief Operating
                                    Officer. Mr. Heffron received a B.A. Magna
                                    Cum Laude from the University of Minnesota, a J.D. from Southwestern University School of Law, and an LL.M. from the National Law
                                    Center of George Washington University. Mr.
                                    Heffron serves on the Boards of Directors of the Credit Coalition of Greater Houston and the Texas Conference for Homeowners' Rights and he is a member of the Government Affairs
                                    Steering Committee and the FHLB System
                                    Committee of America's Community Bankers.

George R. Bender...........   57    Executive Vice President -- Mortgage Banking
                                    of the Company since July 15, 1996 and of the Bank since July 1990. Prior to joining the Bank, Mr. Bender was employed by CenTrust Mortgage Corporation as President and CEO from June 1985 to February 1990. As
                                    President and CEO, Mr. Bender was
                                    responsible for the overall management of this mortgage banking subsidiary of CenTrust
                                    Savings. Mr. Bender's career also includes positions as Chairman and CEO of WestAmerica
                                    Mortgage Company in Denver, President and
                                    CEO of Unity Mortgage Corporation in
                                    Chicago; Senior Vice President of United
                                    First Mortgage Corporation of San Diego; and
                                    Senior Vice President of Production and
                                    Marketing at Advance Mortgage Corporation.
                                    Mr. Bender attended the University of
                                    Michigan in Ann Arbor.

                NAME         AGE               POSITION AND OCCUPATION
---------------------------  ----  ---------------------------------------------
Ronald D. Coben............   39    Executive Vice President -- Community
                                    Banking of the Company since July 15, 1996 and of the Bank since July 1996. Previously, Mr. Coben served as Regional Retail Director and Marketing Director since joining the Bank in October 1989. Prior to joining the Bank, Mr. Coben was employed by Texas
                                    Commerce Bancshares (Chemical Bank) since
                                    1986 as Vice President and Manager of the Relationship Banking Division of the Retail
                                    Bank. Prior to joining Texas Commence Banc-shares, Mr. Coben served as the Director of Market Research for ComputerCraft, Inc. and
                                    Foley's De- partment Stores. Mr. Coben
                                    received a B.A. degree from the University of Texas at Austin. He has provided marketing skills to various organizations including the Houston Symphony and the Houston Holocaust Museum. Mr. Coben also received the MS Leadership Award in 1996 and a Gold Effie for the nation's most effective financial advertising campaign of 1989.

Leslie H. Green............   59    Senior Vice President -- Operations and
                                    Technology of the Company since July 15,
                                    1996 and of the Bank since June 1991. Prior to joining the Bank, Mr. Green was employed by Equimark since 1988 as Executive Vice
                                    President -- Systems and Operations. Prior to joining Equimark, Mr. Green served in several capacities at Keystone Computer
                                    Associates, Fidelity Bank, National
                                    Information Systems and RCA Computer
                                    Systems. Mr. Green received a degree in
                                    Business Management from Rutgers University.

Karen J. Hartnett..........   48    Senior Vice President -- Human Resources of
                                    the Company since July 15, 1996 and of the Bank since January 1991. Prior to joining the Bank, Ms. Hartnett was employed by Equimark as Senior Vice President Human
                                    Resources since 1989. From 1988 to 1989, Ms.
                                    Hartnett was Senior Vice President and Chief
                                    Personnel Officer for NCNB Texas, and she served predecessor organizations as Vice
                                    President and as Director of Human Resources from 1983. Ms. Hartnett's human resources experiences include positions at Zale
                                    Corporation, Mobil Oil Corporation and Sweet
                                    Briar College. Ms. Hartnett received an A.B.
                                    from Sweet Briar College in 1970. Ms.
                                    Hartnett serves on the Board of Directors of the Gulf Coast Chapter of the American Heart
                                    Association, on the Board of Trustees for the Houston Ballet Foundation and is a lifetime member of the Houston Livestock
                                    Show and Rodeo.

                NAME         AGE               POSITION AND OCCUPATION
---------------------------  ----  ---------------------------------------------
Sonny B. Lyles.............   51    Senior Vice President and Chief Credit
                                    Officer of the Company since July 15, 1996 and of the Bank since February 1991. Prior to joining the Bank, Mr. Lyles was employed by First Union National Bank as Senior
                                    Credit Officer beginning in 1983. Prior to joining First Union National Bank, Mr. Lyles was employed at First Tulsa Bank, Florida
                                    National Bank and South Carolina National
                                    Bank. Mr. Lyles received a B.A. from Wofford
                                    College. Mr. Lyles is a member of the Board, First Vice President of the Texas Chapter, and a national member, of the Credit and Risk Management Council of Robert Morris
                                    Associates, a trade association of bank
                                    lending and credit officers. Mr. Lyles is the Wofford College alumni representative from Houston.

                   RATIFICATION OF REAPPOINTMENT OF AUDITORS

     The firm of Deloitte & Touche LLP, independent auditors, was the Company's auditors for the year ended September 30, 1996. The Board of Directors has elected to reappoint the firm of Deloitte & Touche LLP to serve as the Company's auditors for the fiscal year ending September 30, 1997. A member of the firm will be present at the Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE REAPPOINTMENT OF
           DELOITTE & TOUCHE LLP AS THE COMPANY'S AUDITORS FOR 1997.

                  DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     In order for stockholder proposals to be included in the Company's Proxy Statement and proxy relating to the Company's 1998 Annual Meeting of Stockholders, such proposals must be received by the Company at its principal executive offices not later than October 12, 1997.

                                 OTHER MATTERS

     Whether or not you are planning to attend the Meeting, you are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope at your earliest convenience.

                                          By Order of the Board of Directors

                                      /s/ RANDOLPH C. HENSON
                                          Randolph C. Henson
                                          SECRETARY

                                        P
                                        R
                                        O
                                        X
                                        Y

                                BANK UNITED CORP.
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MARCH 6, 1997
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

             The undersigned hereby appoints Barry C. Burkholder, Anthony J. Nocella and Jonathon K. Heffron, and each of them, as proxies, each with full power of substitution, to vote all shares of Class A Common Stock of Bank United Corp. (the "Company"), that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on March 6, 1997, and any adjournment thereof, in accordance with the instructions specified herein and with discretionary authority with respect to such other matters as may properly come before such meeting and any adjournment thereof.

             YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING. ALL SHARES REPRESENTED BY PROXIES WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, SHARES WILL BE VOTED FOR EACH OF THE NOMINEES FOR CLASS I DIRECTORS, FOR THE REAPPOINTMENT OF DELOITTE & TOUCHE, L.L.P. AS THE AUDITORS FOR THE COMPANY FOR THE YEAR ENDED SEPTEMBER 30, 1997, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS VOTING SUCH PROXIES WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

             The undersigned hereby revokes any proxy heretofore given to vote such shares, and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement relating to the March 6, 1997 Annual Meeting of Stockholders.
                   (Please see reverse side and date and sign)

                                Bank United Corp.
                                 P.O. Box 11234
                               New York, New York
                                   10203-0234

1.    ELECTION OF CLASS I DIRECTORS

      [ ]   FOR all nominees listed (except as marked to the contrary*)

      [ ]   WITHHOLD AUTHORITY to vote for all nominees listed

      [ ]   Exceptions

 Nominees -- LEWIS S. RANIERI, BARRY C. BURKHOLDER, LAWRENCE CHIMERINE, PH.D.,
             AND ALAN E. MASTER

     *(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

             ------------------------------------------------------

2. APPROVAL OF THE REAPPOINTMENT OF DELOITTE & TOUCHE, L.L.P. as the auditors for the Company for the year ending September 30, 1997.

         [ ]   FOR            [ ]   AGAINST            [ ]   ABSTAIN

                                           Change of address mark here  [ ]

                                           Dated ___________________, 199__

                                           ________________________________

                                           ________________________________
                                              Signature of Shareholder(s)*

                                           *Please sign exactly as name
                                           appears hereon. Joint owners
                                           should each sign. When signing
                                           as attorney, executor,
                                           administrator, trustee or
                                           guardian, please give full title
                                           as such.

( Please sign, date and return this proxy in the enclosed prepaid envelope)